For period ending 4-30-98
File Number 811-7980


77.C. Matters submitted to a vote of securities holders.

      The following matters were submitted to a vote of securities holders at the annual meeting of shareholders of Heritage U.S. Government Income Fund (the "Fund") held on February 30, 1998:

(1) Election of Class III Trustees as follows:

                                                         SHARES
                                                         ------
                                                                 WITHHELD
                                                 FOR             AUTHORITY
                                                 ---             ---------
       Class III
          Thomas A. James                     2,708,979            28,393
          C. Andrew Graham                    2,705,469            31,903
          Eric Stattin                        2,705,569            31,903

      The following Trustees served as Trustees but did not stand for reelection during this period:

      Class I
        Donald W. Burton
        David M. Phillips

      Class II
        James L. Pappas
        Richard K. Riess

(2) Approval of the selection of Price Waterhouse LLP as independent accountants of the Fund for the fiscal year ended October 31, 1998: 2,701,703 shares were voted in favor of, 13,140 shares were voted against, and 22,529 abstained from voting on the motion to approve the selection of Price Waterhouse LLP as independent accountants of the Fund for the fiscal year ended October 31, 1998.